PROSPECTUS

                       WESTERN RESOURCES, INC.
                     DIRECT STOCK PURCHASE PLAN

     The Direct Stock Purchase Plan ("Plan") of Western Resources, Inc. ("Western Resources" or "the Company") provides individual investors with a variety of options, including (1) automatic reinvestment of dividends paid on shares of Western Resources Common Stock, $5 Par Value, ("Common Stock"), (2) a means of purchasing additional shares of Common Stock with Optional Cash Payments of up to $120,000 per year, (3) a free custodial service for depositing Common Stock certificates with the Plan Custodian for safekeeping, and (4) the ability to sell shares of Common Stock through the Plan.

     This Plan replaces the Company's Dividend Reinvestment and Stock Purchase Plan and current participants in that plan will automatically continue in the new Plan.

     The "Market Price" with respect to Plan purchases will be either (a) the average cost of all shares purchased by the Custodian for the applicable Investment Date, which cost includes brokerage commissions of approximately $.05 per share, if purchased on the open market or by negotiated transaction, or (b) the average of the high and low sales prices of the shares of Common Stock for the applicable Investment Date, as reported on the New York Stock Exchange Consolidated Tape, if the shares are purchased from the Company. The closing price of the Common Stock on February 7, 1997, as shown on the New
York Stock Exchange Consolidated Tape, was $30.50 per share.   This prospectus
relates to 1,910,110 shares of Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is
                          November 3, 1995
              as supplemented and amended February 10, 1997


                         AVAILABLE INFORMATION

     Western Resources is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section
<page1>

of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy material and other information concerning the Company may be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed: Western Resources, c/o Shareholder Services, 818 Kansas Avenue, Topeka, Kansas 66612, telephone (913) 575-6394.

                      WESTERN RESOURCES, INC.
                    DIRECT STOCK PURCHASE PLAN

Summary of Features:

      Participants may acquire additional shares of Common Stock automatically by reinvesting all or a portion of their cash dividends in additional shares of Common Stock.

      Persons not presently owning shares of Common Stock may become participants by making an initial cash investment for the purchase of Common Stock of not less than the amount specified in the Enrollment Form and not more than $120,000 per year.

      Participants may acquire additional shares of Common Stock by making Optional Cash Payments up to $120,000 per year.

      Participants may make Automatic Electronic Investments through a monthly electronic withdrawal from their bank account.

      Dividends are calculated on all full and fractional shares of Common
      Stock.

      Certificate Safekeeping allows participants to deposit Common Stock certificates they hold into their Plan Account.

      Participants may direct the Company to transfer, at no cost, all or a portion of their shares of Common Stock in the Plan.

      Participants may sell shares held by the Plan.
<page2>


Personal record keeping is simplified by the Company's issuance of statements indicating account activity. THESE STATEMENTS SHOULD BE RETAINED FOR TAX PURPOSES.


                        TERMS AND CONDITIONS

Plan Administration
     The Company, through its Shareholder Services Department, administers the Plan, keeps records, sends statements of account activity to Participants, and performs clerical and ministerial duties related to the Plan. The Company, in its discretion, will select a Custodian for the Plan (which may be the Company) to hold Participant funds pending investment, purchase, sell, and hold all shares of Common Stock acquired under the Plan. If the Custodian is the Company, an independent agent(s) selected by the Company will have full discretion as to all matters relating to purchases and sales of shares. Subject to the objective of obtaining the best over-all cost of shares purchased and sold, the Custodian will hold Participant funds pending investment and have full discretion as to all matters relating to purchases and sales of shares.

     Each Plan Participant will have a separate account. Shares of Common Stock purchased for the account of each Participant will be registered in the name of the Custodian for Participants in the Plan.

     All inquiries and instructions concerning the Plan should be directed to:

         Western Resources                       Phone:
         Shareholder Services                    Toll-free 1-800-527-2495
         P.O. Box 750320                         Local     913-575-6394
         Topeka, Kansas  66675-0320              Fax       913-575-1796

                       Internet:  http://www.wstnres.com
                       E-mail:  sharsvcs@wstnres.com
                       (include E-mail return address)

     You should include in all correspondence your shareholder account number, taxpayer identification number (social security number) and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

Plan Enrollment

     Current shareholders of record may enroll in the Plan at any time by completing and returning an Enrollment Form. Requests for such forms should be directed to the Company, either by telephone or in writing. Current
<page3>

participants in the Western Resources Dividend Reinvestment and Stock Purchase Plan will automatically continue as a participant in the new Plan without sending in an Enrollment Form.

     Persons not currently a shareholder of record, may join the Plan by completing and returning an Enrollment Form together with an initial payment of not less than the amount specified in the Enrollment Form and not more than $120,000 per year, which will be used to purchase Common Stock for your account.

     Purchases of Common Stock for your account are made as soon as practicable after receipt of your investment, and in no event later than 35 days after receipt, provided that it is received by the Company at least three business days prior to an Investment Date. For months in which a dividend is paid, the dividend payment date is an Investment Date. Other Investment Dates shall be determined solely at the discretion of the Custodian, although it is expected that the Custodian will make purchases on behalf of Plan Participants at least two times during each month, usually around the 1st and 15th of the month. Purchases may be made over a period of several days in the case of open market purchases. All such purchases will be aggregated for the Investment Date.

     Enrollment Forms with initial investments must be received by the Company at least three business days prior to the Investment Date and are
subject to review by the Company.    Payments received do not earn interest,
and do not earn dividends prior to investment. Therefore, it is to your benefit to mail the payments so that they are received shortly, but not less than three business days, before an Investment Date.

     All initial investments must be made by check for U.S. dollars, drawn on a U.S. bank and payable to "Western Resources", and are subject to collection by the Company for the full face value in U.S. funds. As soon as practicable after completion of your initial investment, the Company will mail to you a statement notifying you of the establishment of your account and setting forth the details of such investment. Receipt of such statement serves as notification of your enrollment in the Plan.

     Generally, after terminating your Plan account, you may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form or payment from a previous Participant on grounds of excessive joining and termination. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

Employee Enrollment

     Any employee of the Company or any of its subsidiaries may join the Plan at any time either by completing the Employee Enrollment Form and returning it
<page4>

to Shareholder Services, or by enrolling in the same manner as any other eligible person described under Plan Enrollment. The minimum for initial investments and Optional Cash Payments will not apply to payments made through payroll deductions.

     The Employee Enrollment Form allows participating employees to decide the dollar amount, if any, to be deducted from their paychecks for each pay period, and to choose a reinvestment option for participation in the Plan. Any deductions will be used to purchase full and fractional shares of the Company's Common Stock.

     Payroll deduction authorizations will remain in effect until canceled by the employee. The employee must specify the amount to be withheld each month. The minimum payroll deduction per pay period is $10. Payroll deductions will be invested at the next Investment Period provided they are received at least five business days before the Investment Date.

Dividend Reinvestment Options

     The Enrollment Form allows a Participant to choose a reinvestment option for participation in the Plan. If not specified otherwise, the account will
be enrolled for full dividend reinvestment.   A Participant may select one of
the following options:

     Full Dividend Reinvestment -- Reinvest all cash dividends on all certificated shares held by you and on all book-entry shares credited to your Plan account. Purchases with Optional Cash Payments may be made at any time.

     Partial Dividend Reinvestment -- Receive cash dividends on a specified number of your shares of Common Stock and reinvest the cash dividends on the remainder of your shares. The shares specified to receive cash dividends may be made up of a combination of certificated and book-entry shares credited to your account. Participants may elect to have dividends not reinvested paid by check or through electronic direct deposit. Purchases with Optional Cash Payments may be made at any time.

      No Dividend Reinvestment -- Receive cash dividends on all sharescredited to your account, certificated shares held by you and book-entry shares held by the Plan for you. Purchases with Optional Cash Payments may be made at any time.

     If you participate in the Plan's dividend reinvestment option, reinvestment will commence with the first dividend payable after the dividend Record Date following enrollment. Dividend Record Dates are publicly announced by
<page5>

the Company, and are generally the 2nd or 3rd business day of March, June, September, and December.

     On each applicable Investment Date, the Company will promptly, after deducting withholding taxes, if any, commingle and pay over to the Custodian all cash dividends payable on shares held by the Custodian for all Participants who are reinvesting their dividends in the Plan. The Custodian will apply the dividends to the purchase of shares of Common Stock, which it will hold as Custodian. The Company will credit the proportionate number of shares (computed to four decimal places without rounding) purchased by the Custodian to each Participant's account.

Optional Cash Payment

     Once enrolled in the Plan, you may purchase additional shares using the Plan's Optional Cash Payment feature. Optional Cash Payments must be made in amounts of not less than $50, nor more than $120,000 per year, inclusive of
your initial investment.   Participants in the Plan prior to the date of this
Prospectus will be entitled to make Optional Cash Payments of at least $20 until April 15, 1997, after which date only payments of at least $50 will be accepted. The Company will not waive these restrictions except as otherwise provided herein. There is no obligation to make an Optional Cash Payment at any time, and the amounts of individual payments may vary accordingly at the option of the participant.

     The Custodian will invest your payment on the next Investment Date, provided it is received at least three business days prior to that Investment Date. The Custodian will commingle all participant payments and apply them to the purchase of additional shares of Common Stock, which it will hold as Custodian.

     As is the case with initial investments, the Company will not pay interest on any Optional Cash Payments received and held for investment under
the Plan and payments do not earn dividends prior to investment.   Therefore,
it is to your benefit to mail an Optional Cash Payment so that it is received by the Custodian shortly, but not less than three business days, before an Investment Date. To receive dividends, an Optional Cash Payment must be received and invested on an Investment Date prior to the Record Date.

     All Optional Cash Payments must be made by check for U.S. dollars or money order, drawn on a U.S. bank and payable to "Western Resources", and are subject to collection by the Company for the full face value in U.S. funds. CASH OR THIRD PARTY CHECKS ARE NOT ALLOWED.
<page6>

Automatic Electronic Investment

     Participants may make Optional Cash Payments by means of Automatic Electronic Investments of not less than $35, nor more than the annual limit of $120,000 by monthly electronic funds transfers from a predesignated U.S. account. Automatic Electronic Investments may be made from accounts at any bank, savings association, credit union, and other financial institution that is a member of the National Automated Clearing House Association (NACHA).

     To initiate Automatic Electronic Investments, the Participant must complete and sign the Automatic Electronic Investment authorization found on the Enrollment Form and return it to the Company together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable. To be effective with respect to a particular Investment Date, however, the Automatic Electronic Investment authorization must be received by the Company at least three business days preceding the date for electronic transfer of funds.
     Once Automatic Electronic Investment is initiated, funds will be drawn from the Participant's designated account on the date specified on the authorization form (or, if that day is not a business day, the first business day thereafter), and will be invested in Common Stock during the next Investment Period following the date of such draft.

     Participants may change the amounts of their future Automatic Electronic Investments by completing and submitting to the Company a new Enrollment Form. Participants may terminate their Automatic Electronic Investments by notifying the Company in writing.

     Participants in the Plan prior to the date of this Prospectus will be entitled to continue to make Automatic Electronic Investments of less than $35 until April 15, 1997, after which date only Investments of at least $35 will be accepted. You must complete and return an Enrollment Form changing the amount of your monthly Investment to at least $35 by April 15, 1997, or your participation in Automatic Electronic Investment will be terminated.

     Electronic direct deposit of cash dividends that Participants elect to receive also is available through the Plan.

Refunds of Initial Investments and Optional Cash Payments

     Upon written request, the Company will refund your initial investment or any Optional Cash Payments, provided your request is received by the Company at least two business days prior to the Investment Date following receipt of your payment. However, no refund will be made until the funds have been actually received by the Company.
<page7>

Returned Checks

     In the event that any check is returned unpaid for any reason, the Company will consider the request for investment of such funds null and void. The Company shall be entitled to remove from the Participant's account any shares purchased upon the prior credit of such funds. The Company shall thereupon be entitled to sell those shares to satisfy any uncollected amount. If the net proceeds of such sale are insufficient to satisfy the balance of such uncollected amount, the Company will, in addition to any other rights it may have, be entitled to sell such additional shares from the Participant's account as necessary to satisfy the uncollected balance.

Purchase of Shares

     The Custodian may purchase shares for the Plan from the Company, to the extent the Company makes such shares available, through any securities exchange where Common Stock is traded, in the over-the-counter market, or by negotiated transactions, and may make such purchases on such terms as to price, delivery and otherwise, as the Custodian may determine.

     The Custodian may commingle each Participant's funds with those of other Participants for the purpose of executing purchases. Neither the Company nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when or prices at which the Custodian may purchase Common Stock for the Plan, or the amounts of shares to be purchased.

     The "Market Price" with respect to Plan purchases will be either (a) the average cost of all shares purchased by the Custodian for the applicable Investment Date, which cost includes brokerage commissions of approximately $.05 per share, if purchased on the open market or by negotiated transaction, or (b) the average of the high and low sales prices of the shares of Common Stock for the applicable Investment Date, as reported on the New York Stock Exchange Consolidated Tape, if the shares are purchased from the Company.

     Under the Plan, Participants do not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

     A statement will be mailed each month following activity to the account, indicating, among other things, the amount invested, the Market Price per share and the number of shares purchased.

Sale of Shares

     You can sell all or part of your shares held by the Custodian by furnishing the Company with written instructions, signed by all registered holders. You may sell only whole shares, not fractional shares, if the sale is for less than all of the shares in your account. The Company cannot sell for you any
<page8>

certificated shares that you may be holding unless they are first deposited with the Custodian pursuant to Certificate Safekeeping.

     Sales for Plan Participants are made as soon as practicable after the Company receives written instructions from the Participant. Requests to sell Plan shares will be aggregated and processed at least once a week by the Custodian on the open market at prevailing market prices.

     The price per share received for sales will be the average of the proceeds from all shares sold by the Custodian, less the proportionate share of the brokerage commission of approximately $.07 per share, transfer taxes, if any, and withholding tax, if any.

     With respect to the sale of fractional shares if your entire plan account is terminated, the Company will pay cash to you in an amount determined in the same manner as provided with respect to the sale of full shares.


Stock Certificates

     All shares purchased on your behalf through the Plan will be held by the Custodian in book-entry form. You can, however, at any time and without charge, obtain a certificate for all or part of the full shares credited to your Plan account by making a request in writing to the Company.
     Shares credited to your Plan account may not be pledged as collateral. If you wish to pledge Plan shares held in your account, you must request that a certificate be issued for the shares.

Certificate Safekeeping

     The Plan's Certificate Safekeeping allows you to deposit Common Stock certificates held by you with the Custodian for safekeeping. The advantages of Certificate Safekeeping are:

     The risk associated with the loss of your stock certificates is eliminated. If your certificates are lost or stolen, you cannot sell or transfer them without first obtaining replacement certificates. This process could take several weeks and will result in cost and paperwork, both for you and for the Company.

     Certificates deposited with the Custodian are treated in the same manner as shares purchased through the Plan, and may be conveniently sold or transferred through the Plan.

     To participate in Certificate Safekeeping, you must complete and return an Enrollment Form along with Common Stock certificates you wish to deposit.
<page9>

You can obtain an Enrollment Form by calling or writing the Company's Shareholder Services Department at the address shown on page 4. If you have lost any of your certificates, they must be replaced before you can participate in Certificate Safekeeping.

Transfer of Shares Held in the Plan

     You may change the ownership of all or part of your Plan shares through a gift, a private sale or otherwise by mailing to the Company written instructions including a properly executed Stock Assignment Form (which you can obtain from the Company or a financial institution), with all signatures guaranteed by a financial institution (including most banks and brokerage houses) which is a participant in a medallion signature guarantee program. Any change of ownership must comply with normal requirements of security transfer.

     Unless instructed otherwise, the Custodian will retain the shares, and enroll the transferee in full dividend reinvestment, provided they are eligible to participate. The new Participant will receive a statement showing the number of shares transferred and now held in his or her Plan account.

Changing Your Plan Options

     You can change the elections you have made under the Plan at any time by providing written notice to the Company. The Company will accept notice from only you or a person duly authorized by you in writing to act on your behalf. Changes in elections will be processed in the same manner and be effective as new enrollments.

     Plan Participants may cease the reinvestment of their dividends and elect to receive them, instead, by check or electronic direct deposit. You may continue to hold your shares in book-entry and receive a cash dividend. Such Participants may continue to buy shares with optional cash purchases or sell some, or all, of their shares, as desired.

     Your enrollment in the Plan may be automatically terminated if you no longer hold any shares of record and your Plan shares total less than one full share of Common Stock. Upon automatic termination, you will receive a check for the proceeds from the sale of the fractional share, less brokerage commission, transfer taxes, if any, and withholding tax, if any.

     With respect to the sale of fractional shares, the Company will pay cash to you in an amount determined in the same manner as provided with respect to the sale of full shares.

     Stock certificates and/or checks will be forwarded to only you or your legal representative made out the same as your account registration.
<page 10>

Costs of Plan Participation

     The Company will pay the administrative costs of the Plan. Brokerage fees and commissions, and applicable transfer taxes will be paid by participants, and are included in the price reported on the account statement.

     Participants will be advised from time-to-time of any service fees associated with Plan participation. At this time the only service fee to participate is for reproducing historical Plan records. (see Appendix A)

     The Company reserves the right to incorporate certain service fees for participation in the Plan. Participants will be notified in writing ninety days prior to implementation of any service fees.

Tax Consequences of Participation in the Plan

     The amount of cash dividends paid by the Company is considered taxable
income, even though reinvested under the Plan.   A Form 1099-DIV will be sent
to you and the IRS at year-end reporting as ordinary income the full amount of dividends reinvested under the Plan, as well as cash dividends paid directly to you, if any.

     For U.S. Federal income tax purposes, the cost basis of shares of Common Stock acquired through the Plan on any given Investment Date will be equal to the Market Price of the shares purchased on the relevant Investment Date as reported on your statement. Shares purchased through the Plan will have a holding period beginning on the day following the Investment Date. In the case of shareholders whose dividends are subject to U.S. Federal income tax withholding, or backup withholding, the Custodian will reinvest dividends less the amount of tax required to be withheld.

     The sale of shares through the Plan will be reported to the IRS and you on Form 1099-B.

     You should consult with your tax advisor for advice applicable to your particular situation.

     Participants should retain all year-end statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for duplicate copies may entail a service fee.

Stock Splits, Stock Dividends and Rights Offerings

     Any dividends in the form of shares of stock and any shares resulting from a stock split on shares held of record by the Custodian will be added proportionately to your account. In the event that the Company makes
<page11>

available to its holders of Common Stock rights to subscribe to additional shares, debentures or other securities, the Custodian will sell the rights received on shares held of record by it as Custodian and will invest the proceeds from the sale in additional shares of Common Stock which will be credited proportionately to your account. Participants wishing to be in a position to exercise such rights may withdraw shares credited to their Plan account as described under "Stock Certificates".

Voting Rights

     A proxy card will be mailed to you representing the shares of Common Stock held in your Plan account combined with any other shares of Common Stock that you may own of record. Shares credited to your account under the Plan on the record date for a vote of shareholders will be voted in accordance with your instructions.

Limitations on Liability

     Neither the Company nor the Custodian or their agents, employees, officers and directors shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability
(a) with respect to the prices at which shares are purchased or sold for your account and the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that you might have under the Securities Act of 1933 or other applicable federal securities laws), or (b) for any fluctuation in the market value before or after purchase or sale of shares, or (c) any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to receipt of written evidence of such death.

Changes to the Plan

     The Company reserves the right to amend, modify, suspend or terminate the Plan at any time. No such modification may, however, make it possible for any assets held in the Plan accounts to be used for any purpose other than the exclusive benefit of the Participants.

                              THE COMPANY

     The Company is a combination electric and natural gas public utility engaged in the generation, transmission, distribution, and sale of electric energy in Kansas and the purchase, transmission, distribution, transportation and sale of natural gas in Kansas and Oklahoma. The Company's principal executive offices are located at 818 Kansas Avenue, Topeka, Kansas 66612, telephone number (913) 575-6300.
<page12>

                            USE OF PROCEEDS

     Since the requirements of Plan Participants may be satisfied by either the issuance of new shares of Common Stock by the Company, or purchases of shares of Common Stock by the Custodian in the open market, the number of shares of Common Stock, if any, that the Company ultimately will sell under the Plan, or the prices at which shares will be sold is not known. If shares are purchased by the Custodian in the open market the Company will not receive any proceeds. If purchases of Common Stock are made directly from the Company, the Company intends to use the net proceeds for working capital, for retirement of debt and for other general corporate purposes.

                  DOCUMENTS INCORPORATED BY REFERENCE

     The documents listed below, filed by the Company with the Securities and Exchange Commission (File No. 1-3523) pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, contain the most recently published corporate and financial data regarding the Company and are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, and June 30, 1996, and September 30, 1996.

     3.  Interim Reports on Form 8-K dated October 24, 1996 and December 12,
1996.

     4. The description of the Company's Common Stock contained in item 7 of the Company's Form 10-Q, filed for the quarter ended March 31, 1979.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company expressly excludes from such incorporation the Report of the Compensation Committee and the Performance Graph contained in any proxy statement filed by the Company pursuant to Section 14 of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
<page13>

                             EXPERTS

     The audited financial statements and schedules included in or incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         LEGAL OPINIONS

     The statements as to matters of law and legal conclusions set forth in this Prospectus and in the documents incorporated by reference herein have been reviewed by John K. Rosenberg, Esq. Executive Vice President and General Counsel of the Company, and are set forth or incorporated by reference herein in reliance upon the opinion of Mr. Rosenberg. At December 31, 1996, Mr. Rosenberg owned directly and/or beneficially 3,050 shares of Common Stock and had been granted pursuant to and subject to the terms of the Company's Long-Term Incentive Program 999 performance shares, and also stock options in the amount of 5,500 shares.

                    NO OTHER REPRESENTATIONS

No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.
<page14>


                            Table of Contents


                                                                      Page

     Available Information                                             1
     Summary of Features                                               2
     Terms and Conditions                                              2
     Plan Administration                                               2
     Plan Enrollment                                                   3
     Employee Enrollment                                               4
     Dividend Reinvestment Options                                     4
     Optional Cash Payment                                             5
     Automatic Electronic Investments                                  6
     Refunds of Initial Investments and Optional Cash Payments         6
     Returned Checks                                                   7
     Purchase of Shares                                                7
     Sale of Shares                                                    7
     Stock Certificates                                                8
     Certificate Safekeeping                                           8
     Transfer of Shares Held in Plan                                   8
     Changing Your Plan Options                                        9
     Costs of Plan Participation                                       9
     Tax Consequences of Participation                                10
     Stock Splits, Stock Dividends and Rights Offerings               10
     Voting Rights                                                    10
     Limitations on Liability                                         10
      Changes to the Plan                                              11
The Company                                                            11
Use of Proceeds                                                        11
Documents Incorporated by Reference                                    11
Experts                                                                12
Legal Opinions                                                         12
<page16>


                                 Appendix A


                     Western Resources, Inc.
                         Direct Stock Purchase Plan


Service Fee Schedule
February 10, 1997


Item                                     Fee
Sale of Shares                           $.0725 per Share - Broker commission
                                         included in reported sales price

Replacement Documents
     IRS Forms                          no charge
     Account Statement:
     Current year & prior year          no charge
     Two year prior                     $10.00 per request per account
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